Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (i) Registration Statement (Form S-8 No. 333-123379) pertaining to the SureWest Communications 2000 Equity Incentive plan, (ii) Registration Statement (Form S-8 No. 333-42870) pertaining to the SureWest Communications 2000 Equity Incentive Plan, (iii) Registration Statement (Form S-8 No. 333-42868) pertaining to the SureWest Communications 1999 Restricted Stock Bonus Plan, and (iv) Registration Statement (Form S-8 No. 333-87222) pertaining to the SureWest KSOP of our reports dated April 25, 2008, with respect to 1) the consolidated balance sheets of Everest Broadband, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2007 and six-month period ended December 31, 2006, and 2) the combined statements of operations, changes in members’ equity, and cash flows of Everest Operating Entities and subsidiaries for the six-month period ended June 30, 2006, which reports appear in the Form 8-K/A of SureWest Communications dated April 28, 2008.

/s/ KPMG, LLP

Kansas City, Missouri
April 25, 2008